  As filed with the Securities and Exchange Commission on March 6, 1998
                           Registration No. 333-17071

--------------------------------------------------------------------------------
                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                              Amendment No. 4 to

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 MBf USA, INC.

                     (Name of registrant in its charter)

                 MARYLAND                              73-1326131
      (State or other jurisdiction of                 (I.R.S Employer
      incorporation or organization)               Identification Number)

            500 Park Boulevard, Suite 1260, Itasca, Illinois  60143
                                 (630) 285-9191

 (Address, including zip code,  and telephone number, including area code, of registrant's principal executive offices)

                             MR. EDWARD J. MARTEKA
            500 PARK BOULEVARD, SUITE 1260, ITASCA, ILLINOIS  60143
                                 (630) 285-9191
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)



                                   COPIES TO:

                             MITCHELL  D. GOLDSMITH
                               DENNIS B. O'BOYLE
                           SHEFSKY & FROELICH LTD.
                            444 N. MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 527-4000
                           (312) 527-5921 (FACSIMILE)



APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after this Registration Statement has become effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box:   [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering:   [ ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering:    [ ] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:    [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



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                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a schedule of the estimated expenses to be incurred by the Company in connection with the issuance and sale of the securities being registered hereby. NONE OF THESE EXPENSES WILL BE BORNE BY THE SELLING SHAREHOLDER.

         Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $1,873.64
                                                                                               --------
         Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,000.00*
                                                                                               --------
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .        500.00
                                                                                                 ------
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,000.00*
                                                                                               --------
         Printing Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        100.00*
                                                                                                 ------
         Transfer Agent and Registrar Fees  . . . . . . . . . . . . . . . . . . . . . . .          0.00
                                                                                                   ----
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        500.00*
                                                                                                 -------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $8,973.64*

         *Estimated.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS
         The Maryland General Corporation Law ("MGCL") permits a corporation formed in Maryland to include in its articles a provision eliminating or limiting the liability of its directors and officers to the corporation or its stockholders for money damages except for: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty established by a judgment or other final adjudication as being material to the cause of action adjudicated in such proceeding. The Company's Articles of Incorporation (the "Articles") include such a provision limiting liability to the fullest extent permitted by the MGCL.
         The Company's Articles authorize it to indemnify present and former officers and directors and to pay or reimburse expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by Maryland law. The Company's Bylaws obligate the Company to indemnify and advance expenses to present and former officers and directors to the maximum extent permitted by Maryland law. The MGCL permits the Company to indemnify its present and former officers and directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
(i) the act or omission of the officer or director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the officer or director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful. The MGCL requires the Company, as a condition to advancing expenses, to obtain: (a) a written affirmation by the officer of director of the individual's good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the MGCL; and (b) a written agreement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws permit the Company to provide indemnification





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and advance expenses to a present or former officer or director who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company.


ITEM 16.         EXHIBITS

EXHIBIT NO.
------- --

5                Opinion of Coon & Schach LLC regarding legality. *

23.1             Consent of Arthur Andersen LLP.

23.2             Consent of Coon & Schach LLC (see Exhibit 5). *

23.3             Consent of The Griffing Group *

23.4             Consent of KPMG Hanadi Sudjendra & Rekan *


* Previously filed.


ITEM 17.         UNDERTAKINGS

         A.      The Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Act;

                          (ii) To reflect in the prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.





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         C.      The undersigned registrant hereby undertakes that, for
purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B.      Indemnification
         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on March 6, 1998.


                                               MBf USA, INC.


                                               By: /s/ Edward J. Marteka
                                                   ---------------------
                                                   Edward  J. Marteka
                                                   President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURES                                                    TITLE                                DATE
----------                                                    -----                                ----

     *
-------------                              Chief Executive Officer & Chairman                  March 6, 1998
Heng Sewn Loi


       *
---------------------                      Director                                            March 6, 1998
Loy Teik Hok


--------------------------                 Director
Richard Wong Chin Mun


-------------------------                  Director
Lew Kwong Ann

/s/ Edward J. Marteka
-------------------------                  Director                                            March 6, 1998
Edward J. Marteka

       *
-------------------------
George J. Mennen                           Director                                            March 6, 1998

       *
--------------                             Director                                            March 6, 1998
Robert Simmons


---------------
Don Arnwine                                Director

/s/Stephen Tan
----------------
Stephen Tan                                Secretary, Chief Financial Officer and              March 6, 1998
                                           Chief Accounting Officer

* Signed pursuant to powers of attorney granted to Edward J. Marteka


/s/ Edward J. Marteka
------------------------
Edward J. Marteka                                         March 6, 1998